July 31, 2008

Board of Trustees
Franklin Custodian Funds
on behalf of Franklin DynaTech Fund
One Franklin Parkway
San Mateo, California 94403-1906

Subject:     Registration Statement on Form N-14

Ladies and Gentlemen:

We have acted as counsel to Franklin Custodian Funds, a Delaware statutory trust (the “Trust”), in connection with the preparation and filing with the U.S. Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form N-14 (the “Registration Statement”) under the Securities Act of 1933, as amended. The purpose of the Registration Statement is to register shares to be issued by Franklin DynaTech Fund (the “Acquiring Fund”), a series of the Trust, in connection with following three transactions (each a “Transaction” and, collectively, the “Transactions”):

1.      The acquisition of substantially all of the assets of Franklin Technology Fund, a series of Franklin Strategic Series, a Delaware statutory trust (“FSS”), by and in exchange for Class A, Class B, Class C, Class R, and Advisor Class shares of beneficial interest without par value (the “Shares”) of the Acquiring Fund;

2.      The acquisition of substantially all of the assets of Franklin Global Health Care Fund, a series of FSS, by and in exchange for Class A, Class B, and Class C shares of the Acquiring Fund; and

3.      The acquisition of substantially all of the assets of Franklin Global Communications Fund, a series of FSS, by and in exchange for Class A, Class B, and Class C shares of the Acquiring Fund.

We have reviewed the Trust’s Agreement and Declaration of Trust and By-laws, resolutions adopted by the Trust’s Board of Trustees in connection with the Transactions, the form of Agreement and Plan of Reorganization for each Transaction, which was approved by the Trust’s Board of Trustees (the “Agreement”), and such other legal and factual matters as we have deemed appropriate.

This opinion is based exclusively on the provisions of the Delaware Statutory Trust Act governing the issuance of the shares of the Trust, and does not extend to the securities or “blue sky” laws of the State of Delaware or other States.

We have assumed the following for purposes of this opinion:

1.     The Shares of the Acquiring Fund will be issued in accordance with the Trust’s Agreement and Declaration of Trust and By-laws, the Agreement, and resolutions of the Trust’s Board of Trustees relating to the creation, authorization and issuance of shares and the Transactions.

2.     The Shares will be issued against payment therefor as described in the Prospectus/Proxy Statement, the Statement of Additional Information relating thereto included in the Registration Statement, and the Agreement, and that such payment will have been at least equal to the net asset value of such Shares.

On the basis of the foregoing, it is our opinion that, when issued and paid for upon the terms provided in the Registration Statement and the Agreement, the Shares to be issued pursuant to the Registration Statement will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.

Very truly yours,

STRADLEY RONON STEVENS & YOUNG, LLP

By:     /s/ Kristin H. Ives

     Kristin H. Ives, a Partner